EXHIBIT 20


                             ASA International Ltd.
                                 10 Speen Street
                              Framingham, MA 01701


November 4, 1998

To Our Stockholders:

          On October 21, 1998, the Board of Directors (the "Board") of ASA International Ltd. (the "Company") adopted a Shareholders Rights Plan (the "Plan") that is intended to protect your interests in the event you and the Company are confronted with coercive takeover tactics.

          The Plan provides for a dividend distribution of Rights to purchase shares of a newly created series of the Company's Preferred Stock. Under certain circumstances, the Rights could become exercisable to purchase the Company's Common Stock (the "Common Stock"), or securities of an acquiring entity, at one-half market value. The Rights may be exercised only if certain events occur. You are now the owner of one Right for each share of Common Stock you own. The Plan has been adopted in order to strengthen the ability of the Board to protect your interests.

          We are attaching a summary description that outlines the principal features of the Plan, and we urge you to read the summary carefully. This letter reviews our reasons for issuing the Rights.

          NO ACTION BY STOCKHOLDERS IS REQUIRED OR PERMITTED AT THIS TIME, AND NO MONEY SHOULD BE SENT TO THE COMPANY. THE RIGHTS WILL AUTOMATICALLY ATTACH TO THE SHARES OF COMMON STOCK YOU HOLD AND WILL TRADE WITH THEM. SEPARATE RIGHT CERTIFICATES WILL BE SENT TO STOCKHOLDERS ONLY IF (I) A PERSON OR GROUP ACQUIRES 20% OR MORE OF THE OUTSTANDING COMMON STOCK, (II) A PERSON OR GROUP MAKES A TENDER OFFER FOR 20% OR MORE OF THE COMMON STOCK, OR (III) A PERSON OR GROUP ACQUIRES 10% OR MORE OF THE OUTSTANDING COMMON STOCK AND IS DEEMED TO BE AN "ADVERSE PERSON", IN EACH CASE SUBJECT TO CERTAIN EXCEPTIONS AND AS MORE FULLY DESCRIBED IN THE ATTACHED MEMORANDUM. CERTIFICATES FOR COMMON STOCK ISSUED AFTER NOVEMBER 4, 1998, WILL CONTAIN A REFERENCE TO THE PLAN, BUT THERE IS NO NEED TO SEND IN YOUR CERTIFICATES TO HAVE THIS REFERENCE ADDED.

          The Rights are not being distributed in response to any specific effort to acquire control of the Company. The Rights are designed to protect stockholders in the event of an unsolicited attempt to acquire the Company, including through an accumulation of Common Stock in the open market, a partial, two-tier or inadequate tender offer that does not treat all stockholders equally and other abusive takeover tactics which the Board believes are not in the best interests of stockholders. These tactics unfairly pressure stockholders, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their Common Stock. We consider these Rights to be a valuable means of protecting both your right to retain your equity investment in the Company and the full value of that investment, while not foreclosing a fair acquisition bid for the Company.

          The Rights are not intended to prevent a takeover of the Company and will not do so. They are designed to deal with the possibility of unilateral actions by hostile acquirers that could deprive the Board and stockholders of the Company of their ability to determine the Company's destiny and obtain the highest price for their Common Stock.

          Adoption of the Plan should not by itself affect any prospective acquirer who is willing to make an all-cash offer at a full and fair price or who is willing to negotiate with the Board. The Plan certainly will not interfere with a merger or other business combination transaction approved by the Board.

          The issuance of the Rights has no dilutive effect, will not affect reported earnings per share and is not taxable to the Company or to you. Stockholders may, under certain circumstances, recognize taxable income if the Rights become exercisable.

          Our overriding objective is to continue building value for the Company's stockholders, and we feel that the Plan will assist in that effort.

Sincerely,

/s/ Alfred C. Angelone

Alfred C. Angelone,
President and Chief Executive Officer

                             ASA INTERNATIONAL LTD.

                          SUMMARY OF RIGHTS TO PURCHASE
                                 PREFERRED STOCK


          On October 21, 1998, the Board of Directors of ASA International Ltd. (the "Company") declared a dividend distribution of one right (a "Right") for each outstanding share of the Company's Common Stock, $.01 par value per share ("Common Stock"), to stockholders of record at the close of business on November 4, 1998 (the "Record Date"). The Board of Directors of the Company also authorized the issuance of one Right for each share of Common Stock issued after the Record Date and prior to the earliest of the Distribution Date (as defined below), the redemption of the Rights and the expiration of the Rights and, in certain circumstances, after the Distribution Date. Except as set forth below and subject to adjustment as provided in the Rights Agreement (defined below), each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock (the "Preferred Stock"), at a purchase price of $10 per Right (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement, dated as of October 21, 1998 (the "Rights Agreement"), between the Company and American Securities Transfer & Trust, Inc., as Rights Agent.

          Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate Rights Certificates (as defined below) will be distributed. The Rights will separate from the Common Stock upon the earliest of (i) 10 days following a public announcement that a person or group (an "Acquiring Person"), together with persons affiliated or associated with it, has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), (ii) 10 business days (or such later date as the Board of Directors of the Company shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of Common Stock, or (iii) 10 business days following a determination by the Board of Directors of the Company that a person (an "Adverse Person"), alone or together with its affiliates and associates, has become the beneficial owner of more than 10% of the outstanding Common Stock and that (a) such beneficial ownership is intended to cause the Company to repurchase the Common Stock beneficially owned by such person or to cause pressure on the Company to take action or enter into transactions intended to provide such person with short-term financial gain under the circumstances where the Board of Directors of the Company determines that the best long-term interests of the Company would not be served by taking such action or entering into such transactions at the time or (b) such beneficial ownership is causing or reasonably likely to cause a material adverse impact on the business or prospects of the Company (the earliest of such dates being called the "Distribution Date").

          Until the Distribution Date (or earlier redemption or expiration of the Rights), (i) the Rights will be transferred with and only with the Common Stock (except in connection with redemption of the Rights), (ii) new Common Stock certificates issued after the Record Date upon transfer, replacement or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

         The Rights will become first exercisable on the Distribution Date and will expire at the close of business on October 20, 2008 (the "Expiration Date"), unless earlier redeemed by the Company as described below. Notwithstanding the foregoing, the Rights will not be exercisable after the occurrence of a Triggering Event (defined below) until the Company's right of redemption has expired.

          As soon as practicable after the Distribution Date, separate certificates evidencing the Rights (the "Rights Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, such separate Rights Certificates alone will evidence the Rights. Except for shares of Common Stock issued or sold after the Distribution Date pursuant to the exercise of stock options or under any employee benefit plan or arrangement granted or awarded prior to the Distribution Date, or the exercise, conversion or exchange of securities issued by the Company, and except as otherwise determined by the Board of Directors, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

          In the event that any person shall become (a) an Acquiring Person (except (i) pursuant to an offer for all outstanding shares of Common Stock which the independent directors determine to be fair to and otherwise in the best interest of the Company and its stockholders after receiving advice from one or more investment banking firms (a "Qualifying Offer") and (ii) for certain persons who report their ownership on Schedule 13G under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or on Schedule 13D under the Exchange Act, provided that they do not state any intention to, or reserve the right to, control or influence the Company and such persons certify that they became an Acquiring Person inadvertently and they agree that they will not acquire any additional shares of Common Stock) or (b) an Adverse Person (either such event is referred to herein as a "Triggering Event"), then the Rights will "flip-in" and entitle each holder of a Right, except as provided below, to purchase, upon exercise at the then-current Purchase Price, that number of shares of Common Stock having a market value of two times such Purchase Price.

          Any Rights beneficially owned at any time on or after the earlier of the Distribution Date and the Stock Acquisition Date by an Acquiring Person, an Adverse Person or an affiliate or associate of an Acquiring Person or an Adverse Person (whether or not such ownership is subsequently transferred) will become null and void upon the occurrence of a Triggering Event, and any holder of such Rights will have no right to exercise such Rights.

          In the event that, following a Stock Acquisition Date, the Company is acquired in a merger or other business combination in which the Common Stock does not remain outstanding or is changed (other than a merger consummated pursuant to a Qualifying Offer) or 50% of the assets or earning power of the Company is sold or otherwise transferred to any person (other than the Company or any subsidiary of the Company) in one transaction or a series of related transactions, the Rights will "flip-over" and entitle each holder of a Right, except as provided in the preceding paragraph, to purchase, upon the exercise of the Right at the then-current Purchase Price, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times such Purchase Price.

          The Purchase Price is subject to adjustment from time to time to prevent dilution upon the (i) declaration of a dividend on the Preferred Stock payable in shares of Preferred Stock, (ii) subdivision of the outstanding Preferred Stock, (iii) combination of the outstanding Preferred Stock into a smaller number of shares, (iv) issuance of any shares of the Company's capital stock in a reclassification of the Preferred Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), (v) grant to holders of the Preferred Stock of certain rights, options, or warrants to subscribe for Preferred Stock or securities convertible into Preferred Stock at less than the current market price of the Preferred Stock, or (vi) distribution to holders of the Preferred Stock of other evidences of indebtedness, cash (other than a regular quarterly cash dividend payable out of the earnings or retained earnings of the Company), subscription rights, warrants, or assets (other than a dividend payable in Preferred Stock, but including any dividend payable in stock other than Preferred Stock).

          With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% of the Purchase Price.

          At any time until the earlier of (i) ten days following the Stock Acquisition Date and (ii) the Expiration Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, subject to adjustments. The Company may, at its option, pay the redemption price in cash, shares of Common Stock (based on the current market price of the Common Stock at the time of redemption) or any other form of consideration deemed appropriate by the Board of Directors of the Company. Immediately upon the action of the Company's Board of Directors ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the applicable redemption price. In addition, after a Triggering Event, at the election of the Board of Directors of the Company, the outstanding Rights (other than those beneficially owned by an Acquiring Person, Adverse Person or an affiliate or associate of an Acquiring Person or Adverse Person) may be exchanged, in whole or in part, for shares of Common Stock, or shares of preferred stock of the Company having essentially the same value or economic rights as such shares of Common Stock. Immediately upon the action of the Board of Directors of the Company authorizing any such exchange, and without any further action or any notice, the Rights (other than Rights which are not subject to such exchange) will terminate and such Rights will only entitle holders to receive the shares issuable upon such exchange.

          Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of the acquiring company as set forth above.

          At any time prior to the Distribution Date, the Company may, without the approval of any holder of the Rights, supplement or amend any provision of the Rights Agreement. Thereafter, the Rights Agreement may be amended only (i) to cure ambiguities, (ii) to correct inconsistent provisions, (iii) to shorten or lengthen any time period thereunder or (iv) in ways that do not adversely affect the Rights holders (other than an Acquiring Person or Adverse Person). From and after the Distribution Date, the Rights Agreement may not be amended to lengthen (A) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable, or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights (other than an Acquiring Person or Adverse Person).

          As of October 15, 1998, there were 3,373,462 shares of Common Stock outstanding (excluding shares held in Treasury). Each outstanding share of Common Stock on the Record Date will receive one Right. Until the Distribution Date, the Company will issue one Right with each share of Common Stock that shall become outstanding so that all such shares will have attached Rights. Sixty thousand (60,000) shares of Preferred Stock have been reserved for issuance upon exercise of the Rights.

          The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company since the Board of Directors may, at its option, at any time until ten days following the Stock Acquisition Date, redeem all, but no less than all, of the then outstanding Rights at the applicable redemption price.

          The foregoing summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement. Copies of the Rights Agreement will be available free of charge from the Company.